Exhibit 99.1

CoreSite Announces Strategic Realignment of

Sales and Marketing Organization

DENVER, CO — January 27, 2014 — CoreSite Realty Corporation (NYSE:COR), a provider of network-dense, cloud-enabled enterprise-class data center products and services, today announced the realignment of its Sales and Marketing resources designed to create a more efficient and effective go-to-market platform, as well as streamline the operating structure.  The realignment will include the elimination of the chief operating officer role.

As part of the realignment, CoreSite has appointed Steven Smith as senior vice president of sales, effective January 27, 2014.  In this role, Mr. Smith is responsible for overseeing all of CoreSite’s sales organization, including direct sales, indirect partner channel and sales enablement.  Mr. Smith brings nearly 20 years of management experience in building and leading sales and technical organizations. He most recently served as a Regional Vice President for SAP (NYSE:SAP), a business software company, where he led large enterprise sales across application portfolios, including enterprise resource planning (ERP), big data, customer relationship management (CRM), cloud and mobile.

CoreSite’s marketing and product organizations will continue to be led by Brian Warren, CoreSite’s senior vice president of marketing and product management. Mr. Warren held responsibility over both organizations during his first year at CoreSite beginning in 2011 and has again been responsible for them since November, 2013.

Jarrett Appleby is leaving his position as chief operating officer to pursue other opportunities.  Under the new alignment, Messrs. Smith and Warren will report to Tom Ray, president and chief executive officer.  Additionally, Jeff Finnin, CoreSite’s chief financial officer, will assume oversight responsibilities for the facilities and operations organizations which are led by Billie Haggard, senior vice president of data centers and Dominic Tobin, senior vice president of operations, respectively.

“We thank Jarrett for his many contributions to CoreSite and wish him well in his future endeavors,” said Tom Ray.  “We are excited to welcome Steve Smith to the CoreSite team. With his deep background and relationships across the technology landscape and his proven success among our target customers, Steve is well-positioned to hit the ground running leading our sales organization. We are pleased to have Steve join our senior leadership team.”

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure and reliable data center solutions across eight key North American markets. CoreSite connects, protects and delivers an optimal performance environment and continued operation of mission-critical data and IT infrastructure for enterprises and Internet, private networking, mobility, and cloud service providers. CoreSite’s scalable platform of over two and a half million square feet of efficient, network-dense, cloud-enabled data center capacity enables customers to accelerate business performance, reduce operating costs  and increase flexibility across their IT and communications systems. CoreSite’s 350 professionals deliver best-in-class service by placing customer needs first in supporting the planning, implementation and operating requirements foundational to delivering reliable, secure and efficient IT operating environments.

More than 750 of the world’s leading enterprises, carriers and mobile operators, content and cloud providers and media and entertainment companies choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. CoreSite provides valuable gateways to global business opportunities with direct access to more than 275 carriers and ISPs, inter-site connectivity and CoreSite’s Open Cloud Exchange, which supports rapid, efficient and scalable Ethernet access to multiple key public clouds, enabling simple, flexible, multiple-cloud capabilities.

For more information, visit www.CoreSite.com.

CoreSite Investor Contact

Greer Aviv | CoreSite Investor Relations Director

+1 303.405.1012 | +1 303.222.7276

Greer.Aviv@CoreSite.com

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of CoreSite’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; CoreSite’s failure to obtain necessary outside financing; CoreSite’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect CoreSite’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, CoreSite disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause CoreSite’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in CoreSite’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by CoreSite from time to time with the Securities and Exchange Commission.